Exhibit 99.77(q)(1)(d)(4)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

Voya EQUITY TRUST

and

Voya INVESTMENTS, LLC

Series	Effective Date	Annual Management Fee (as a percentage of average daily net assets)
Voya Large Cap Value Fund	May 1, 2015	0.750% on the first $1 billion of assets; 0.725% on the next $1 billion of assets; 0.700% on the next $1 billion of assets; 0.675% on the next $1 billion of assets; and 0.650% thereafter
Voya MidCap Opportunities Fund	January 1, 2018	0.850% on the first $500 million of assets; 0.800% on the next $400 million of assets; 0.750% on the next $450 million of assets; and 0.700% thereafter
Voya Multi-Manager Mid Cap Value Fund	May 1, 2015	0.800% on all assets
Voya Real Estate Fund	May 1, 2015	0.800% on all assets
Voya SmallCap Opportunities Fund	January 1, 2017	1.000% on the first $250 million of assets; 0.900% on the next $250 million of assets; 0.850% on the next $250 million of assets; and 0.820% thereafter
Voya SMID Cap Growth Fund	December 5, 2016	0.850% on all assets
Voya U.S. High Dividend Low Volatility Fund	December 5, 2016	0.450% on all assets